                          RPM, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                                   (Unaudited)
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

                                                                                                    EXHIBIT 11.1
                    (In thousands, except per share amounts)


                                                               Six Months Ended          Three Months Ended
                                                                  November 30,              November 30,
                                                             ----------------------     ------------------------

                                                               1997          1996          1997          1996
                                                             --------      --------      --------      --------
SHARES OUTSTANDING
------------------
     For computation of primary earnings per
        common share
            Weighted average shares                            98,122        96,851        98,178        96,879
            Net issuable common share equivalents                 889           554           947           646
                                                             --------      --------      --------      --------

              Total shares for primary earnings
                 per share                                     99,011        97,405        99,125        97,525

     For computation of fully-diluted earnings
        per common share
           Additional shares issuable assuming
              conversion of convertible securities             12,188        12,209        12,188        12,209

           Additional common shares equivalents;
              ending market value higher than
              average market value                                 52           268             0           180
                                                             --------      --------      --------      --------

                 Total shares for fully-diluted
                    earnings per share                        111,251       109,882       111,313       109,914
                                                             ========      ========      ========      ========

NET INCOME
----------
     Net income applicable to common shares for
        primary earnings per share                           $ 49,631      $ 42,489      $ 21,445      $ 18,533
           Add back interest net of tax on convertible
              securities assumed to be converted                2,728         2,590         1,352         1,284
                                                             --------      --------      --------      --------

     Net income applicable to common shares for
        fully-diluted earnings                               $ 52,359      $ 45,079      $ 22,797      $ 19,817
                                                             ========      ========      ========      ========



     Earnings Per Common Share and Common Share
        Equivalents                                          $    .50      $    .44      $    .22      $    .19
                                                             ========      ========      ========      ========


     Earnings Per Common Share Assuming Full
        Dilution                                             $    .47      $    .41      $    .21      $    .18
                                                             ========      ========      ========      ========

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* Data at November 30, 1996 has been restated to reflect a 25% stock dividend issued on December 8, 1997.

The accompanying notes to consolidated financial statements are an integral part of these statements.